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                                                                   Exhibit 10.41

           NEW ENGLAND FINANCIAL (NEF) LONG-TERM INCENTIVE PLAN (LTI)
                                 Plan Document

OBJECTIVE: To reward long term growth and value creation.

TIME HORIZON: Performance is measured over three year periods. Each year is the first year of a new three year performance cycle. Grants may be made annually under the Plan for successive three year cycles.

ELIGIBILITY: Selected senior officers and managing partners. The CEO will recommend selected officers and managing partners to participate in the Plan, subject to the approval of the Personnel Committee of the Board.

INCENTIVE POTENTIAL: The target incentive potential for a participant will be based on competitive compensation data for similar jobs at comparator companies. The actual incentive potential for a participant will vary around target based on the CEO's assessment performance and level of impact on future company performance over the ensuing three year period. The actual incentive potential for a participant may be expressed as a percentage of base salary or in cash units as described below. Managing partners may be awarded units based on the performance of their agency relative to the performance of other NEF agencies; which performance will be measured on selected pre-established criteria.

TARGET AWARD POOL: The total Target Award Pool will be the sum of the individual target awards. For purposes of continuity with prior grants, the CEO may elect to denominate this pool in a stipulated number of cash units with a targeted unit value, the sum of which will not exceed the total Target Award Pool. These units may represent a pre-established share expressed in basis points of the equity growth of NEF over a three year performance cycle as defined below.

LONG TERM VALUE MEASURE: For purposes of this Plan, long-term performance will be measured using the following criteria:

A.) for grants made before 1/1/98, equity growth, defined as growth in the sum of: GAAP surplus, plus the present value of future profits on in-force business over a three year performance cycle, or

B.) for grants made after 1/1/98, benchmarked business results for earnings and sales growth across the three year period. Earnings are assessed against benchmarked return on equity measures, and sales growth against benchmarked rate of growth measures. The weight of each measure is established at the beginning of the three year performance period.

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PERFORMANCE ASSESSMENT: LTI performance targets consistent with the criteria described above, and integrated with the company's three year business plan will be established. At the completion of the three year performance period, the Personnel Committee, with input from management, will assess performance versus plan taking into account the broader issues of changes in the economic, business, and regulatory environments. The Committee will exercise discretion based on the guidelines shown below in interpreting performance and in determining an LTI performance percentage which may vary form 0 to 200%; this factor will be applied to the targeted unit value or the actual incentive potential expressed as a percentage of base salary, to determine the earned incentive amount payable to participants under the Plan.

EARNED INCENTIVE GUIDELINES: target unit value will be referenced below, however, if applicable, actual incentive potential expressed as a percentage of base salary may be substituted for target unit value.

     - Achievement of plan = between 100% and 150% X target unit value. (Business plan goals are generally "stretch targets" and are intended to represent a degree of difficulty above the benchmarked median. Benchmarked competitive data will be considered in calibrating incentive guidelines.)

     -   Performance above plan = Up to 200% X target unit value.

     -   Performance below plan = between 0 and 100% X target unit value.

BOARD DISCRETION: The Board may interpret, amend or terminate the Plan, and may delegate administration of the Plan to the Personnel Committee. This is a discretionary management incentive plan and does not constitute an employment contract or a contract to pay any specific amount.

LTI PAYOUT: At the end of each three year plan cycle, 100% of the earned incentive amount for that performance period will be paid in cash to each participant. To be eligible to receive a payout, participants must be active employees or, if applicable, managing partners in good standing, at the time of payout. Under established procedures, all or a portion of this payment may be deferred at the participant's election, under the terms of the applicable non-qualified elective deferral plan.

TERMINATION OF EMPLOYMENT: If a plan participant leaves employment of their own volition, any amounts payable under the Plan are forfeited. If a participant's employment is terminated by the company other than for cause (as defined), or in the event of retirement, or permanent disability (as defined) the participant will have a time pro-ration percentage, based on the number of months of active employment during the three year performance cycle, applied to the earned incentive amount as determined at the end of the third year of the applicable performance cycle.